Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 11 to the Registration Statement No. 811-21667 on Form N-1A of our report dated October 20, 2006 relating to the financial statements and financial highlights of Fidelity Central Investment Portfolios LLC, including Fidelity Specialized High Income Central Investment Portfolio, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios LLC for the period ended August 31, 2006.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 1, 2006